Exhibit 99.1

C&D Technologies Announces Board of Director Resignation

Blue Bell, Pa., December 8, 2008 – C&D Technologies, Inc. (NYSE: CHP), today announced the resignation of Mr. Michael Kalb, Managing Director of Sun Capital Partners, from its Board of Directors.

Michael Kalb commented, “It has been a pleasure serving on C&D Technologies’ Board over the past one and a half years and Sun Capital and I remain fully supportive of C&D and its management team. However, with the recent reduction of our equity interest in the Company and the progress C&D has made over the past year, we no longer see a need to remain on the Board.” Mr. Kalb added, “Sun Capital and I remain enthusiastic about the Company’s future success.”

Jeffrey Graves, CEO of C&D commented, “We thank Michael for his contributions and support of C&D during his tenure on the Board. His advice and input has been invaluable as we have gone through our strategic restructuring efforts.”

About C&D Technologies:

C&D Technologies, Inc. provides solutions and services for the switchgear and control (utility), telecommunications, and uninterruptible power supply (UPS), as well as emerging markets such as solar power. C&D Technologies engineers, manufactures, sells and services fully integrated reserve power systems for regulating and monitoring power flow and providing backup power in the event of primary power loss until the primary source can be restored. C&D Technologies’ unique ability to offer complete systems, designed and produced to high technical standards, sets it apart from its competition. C&D Technologies is headquartered in Blue Bell, PA. For more information about C&D Technologies, visit http://www.cdtechno.com.

Forward-looking Statements:

This press release may contain forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934), which are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Factors that appear with the forward- looking statements, or in the company’s Securities and Exchange Commission filings (including without limitation the company’s annual report on Form 10-K for the fiscal year ended

January 31, 2008, or the quarterly and current reports filed on Form 10-Q and Form 8-K thereafter), could cause the company’s actual results to differ materially from those expressed in any forward-looking statements made herein.